POWER OF ATTORNEY



                                                           Page 17 of 22 Pages

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                                POWER OF ATTORNEY

This general Power of Attorney is made this second day of February 1993 by Christopher Harwood Bernard Mills.

I hereby appoint Robert Charles Orlando Hellyer of 30 Queen Anne's Gate, London SW1H 9AL to be my attorney whereby he is empowered to sign on my behalf all documents required for the proper conduct of the businesses of J O Hambro & Partners Limited, J O Hambro Investment Management Limited, Consolidated Venture Trust plc, and its subsidiaries, Leveraged Opportunity Trust PLC and its subsidiaries and Growth Financial Services Limited (formerly Growth Investment Management Limited). This Power shall include but not be limited to authorising all statutory, regulatory and other legal submissions which may be required to be made by any of the above companies.

IN WITNESS WHEREOF I have hereunto set my hand and seal the day and year first above written:




Signed, Sealed and Delivered         )
By the above named                   ) /s/ Christopher Harwood Bernard Mills
CHRISTOPHER HARWOOD BERNARD MILLS)
in the presence of:                  )

                                                        Maureen O'Hara
                                                        [Address Appears Here]

                                                             Page 18 of 22 Pages
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